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--------                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
 FORM 3                                    Washington, D.C. 20549                                             OMB APPROVAL
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                          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                     OMB Number:..........3235-0104
                                                                                                      Expires: ....December 31, 2001
                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,             Estimated average burden
              Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)        Hours per response ........0.5
                                   of the Investment Company Act of 1940                              ------------------------------
(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name AND Ticker or        6. If Amendment, Date
    GIVEN      DOUGLASS        B.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              NEORX CORPORATION (NEORX)           (Month/Day/Year)
     (Last)     (First)     (Middle)          7/30/01                    ----------------------------------
    410 WEST HARRISON STREET               ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification            Person(s) to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    SEATTLE          WA        98119          Person, if an entity             Director          10% Owner      Applicable Line)
--------------------------------------        (Voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)                                       X   Officer           Other       -----  One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                               CHIEF EXECUTIVE OFFICER       -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 50,000                              D
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                     SEC 1473 (3-99)
               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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  Stock Option (Right to Buy)    (1)       7/30/03      Common Stock     100,000      9.1875        D
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  Stock Option (Right to Buy)    (2)       7/30/11      Common Stock     150,000       3.35         D
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Explanation of Responses:

(1) 25% exercisable on the grant date of 11/15/00 and 25% exercisable every six months after the grant date beginning 5/15/01 through 5/15/02.

(2) 1/12th of the option will vest and become exercisable each month after the grant date of 7/30/01 beginning 8/30/01.


**    Intentional misstatements or omissions of facts constitute                 /s/ DOUGLASS B. GIVEN                    8/9/01
      Federal Criminal Violations.                                               -----------------------------------  --------------
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                     **Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
SB0030708079
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